Exhibit 10.5a

Contract for Technology Support Services

Southridge Technology Group, LLC

Petals Decorative Accents, LLC hereby known as “the client” contracts for 20 retainer units of service per week, including reasonable expenses approved by the client, at an hourly rate of $65.00 per hour to be used between January 5th, 2004 and January 9th, 2005.  Billing will be billed weekly in advance in the amount of $1,300 per week.  This position will include work provided by a network administrator. In the event a higher level technician is required to do WAN work, project management or other related work not in this scope a different rate will apply.  Other services are available as outlined in Attachment A at a different rate.  This contract will run for 12 months for a total of $67,600.  In the event the client terminates the contract prior to January 9th, 2005 for any reason the client will be responsible for the amount in full less the amount paid to date.  Travel expense incurred due to travel outside a 30 mile radius from Danbury shall be billed appropriately.

Other Provisions:

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Emergency service – service requiring a response time of four hours or less will incur an additional $50.00 charge over and above any contracted fees.

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The consulting portion of time spent creating proposals or quotes will be billed.

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Should third party technical support be required, any charges from the third party shall be passed onto the client.

All equipment sales shall be COD terms with an advance deposit for larger orders, unless other arrangements have been made in advance.

Southridge Technology Group con additionally providing technology planning and implementation services as well as support of existing systems.  It is understood that the client has the freedom to exercise a degree of autonomy in the timing and nature of the services provided.

“The client” and all persons affiliated therewith acknowledge that all employees and consultants of STG are employees or independent contractors of STG and that STG has spent considerable time, effort and money to identify, contract with and train its employees and consultants.  Therefore, “the client” and all persons affiliated therewith agree not to hire, directly or indirectly, any person who has been employed or contracted by STG for a period of three years after that employee or consultant has left the service of STG.  In the event “the client” or any person affiliated therewith breaches this provision, “the client” shall immediately pay to STG, as liquidated damages, the sum of $40,000.00.  The parties agree that the said sum deemed to be liquidated damages is based upon the following considerations, which the parties agree would constitute damage to STG which are incapable of an exact determination of amount, to wit: the cost of identifying, recruiting, contracting and training a replacement employee or consultant and the lost profits.

Contract Accepted By:	Contract Accepted By:

Signature /s/ Joseph Garzi Date 1/6/04	Signature /s/ A. Yenidjeian Date 1/6/04

Name Joseph Garzi	Name A. Yenidjeian

Title President	Title CIO

For Southridge Technology Group	For “The client”